Exhibit 5

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BT Group Plc 81 Newgate Street London EC1A 7AJ	Allen & Overy LLP One New Change London EC4M 9QQ United Kingdom Tel +44 (0)20 7330 3000 Fax +44 (0)20 7330 9999
Our ref EK/10023-20481 CO:2601267.1

15 December 2005

Dear Sirs

BT Group Plc – Registration Statement on Form S-8

Introduction

1.	We are acting as English legal advisers to BT Group Plc, a public company limited by shares incorporated under the laws of England and Wales (the Company), in connection with the Registration Statement on Form S-8 dated 15 December, 2005 (the Registration Statement) of the Company to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 10,000,000 ordinary shares of 5p each (the Ordinary Shares) of the Company to be allocated from time to time pursuant to The BT Group Employee Stock Purchase Plan (the Plan) either by placing unissued Ordinary Shares or transferring Ordinary Shares out of Treasury.

2.	For the purposes of giving this opinion we have examined the following:

2.1	a copy of the Company's Certificate of Incorporation dated 11 September, 2001;

2.2	a copy of the rules of the Plan;

2.3	certified copies of the Memorandum and Articles of Association of the Company as at 15 December, 2005 (the Memorandum and the Articles, respectively);

2.4	a certified extract of the minutes of the meeting of the board of directors of the Company held on 8 November, 2005 and a certified copy of a resolution of a committee of the Board dated 12 December, 2005 evidencing, amongst other things, the approval of the issue or transfer of the Ordinary Shares; and

2.5	the Registration Statement.

3.	This opinion is confined to matters of English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. This opinion is to be governed by and construed in accordance with English law as at the date of this opinion. To the extent that the laws of the United States or the State of New York may be relevant, we have made no independent investigation in respect of this and our opinion is subject to the effects of such law.

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Assumptions

4.	In considering the documents listed above and in rendering this opinion, we have without further enquiry assumed:

4.1	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

4.2	the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

4.3	that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

4.4	the information disclosed by our search at the Companies Registry on 15 December, 2005 (the Company Search) and by our telephone search on 15 December, 2005 at the Central Registry of Winding-Up Petitions in relation to the Company was then accurate and has not since been altered or added to;

4.5	the above searches did not fail to disclose any information relevant for the purposes of this opinion;

4.6	that the meeting of the board of directors of the Company was duly convened and held as evidenced by the extract of the minutes referred to in paragraph 2.4; at such meeting a quorum of directors was present and acting throughout; the resolution referred to in such extract of the minutes was duly passed and has not been amended, modified or revoked and is in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at such meeting duly disclosed his interest in such matters and was entitled to count in the quorum of such meeting and to vote on the resolution proposed at such meeting, and such extract of the minutes is a true and correct record of the proceedings that they describe;

4.7	that the directors of the Company, in authorising the allotment of Ordinary Shares or transfer of Ordinary Shares out of Treasury, have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles in force at the relevant time;

4.8	that all such further meetings of the board of directors of the Company or of any committee of the Board which may be required in order validly to allot (whether provisionally or otherwise) and issue the Ordinary Shares or transfer the Ordinary Shares out of Treasury will be duly convened and held and the requisite resolutions to give effect to such allotment and issue or transfer as the case may be will be duly passed and that, without prejudice to the generality of the foregoing, the directors of the Company will exercise their powers in accordance with their duties under all applicable laws and the Memorandum and Articles in force at the relevant time; and

4.9	that there are no agreements or arrangements in existence, made prior to the issue of the Ordinary Shares or the transfer of the Ordinary Shares out of Treasury which affect the enforceability of the Ordinary Shares in accordance with their terms.

Opinion

5.	On the basis of, and subject to, the foregoing and the matters set out in paragraph 6 below and subject to any matters not disclosed to us, and having regard to such considerations of English law applying at the date of this letter as we consider relevant, we are of the opinion that, following the valid exercise of the options granted under the Plan, the compliance by the Company with its obligations under the rules of the Plan, and the due issue and delivery by the Company against payment in full of the stated option price therefore in accordance in all respects with the rules of the Plan, those Ordinary Shares the subject of options so exercised would, subject (in the case of unissued Ordinary Shares) to the Company having sufficient authorised unissued share capital and (in the case of Ordinary Shares which are to be transferred out of Treasury) to the Company have sufficient Ordinary Shares held in Treasury, and subject to the Company's Memorandum and Articles not being changed materially prior to the issue of the Ordinary Shares or the transfer of Ordinary Shares out of Treasury and no other material change of English law prior to issue, be legally issued, fully paid and no further contributions in respect of the Ordinary Shares will be required to be made to the Company by the holders of such shares only by virtue of their being such holders.

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Qualifications

6.	Our opinion is subject to the following qualifications:

6.1	the Company Search is not conclusively capable of revealing whether or not:

(a)	a winding up order has been made or a resolution passed for the winding up of a company; or

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

6.2	the winding-up enquiry referred to in paragraph 4.4 above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made; and

6.3	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

Benefit of Opinion

7.	This opinion is addressed to the addressee solely for its own benefit in relation to the Registration Statement and, except as provided in this paragraph and in paragraph 8 or with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the addressee for any other purpose.

8.	We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Ordinary Shares and the Plan.

Yours faithfully,

/s/ Allen & Overy LLP